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                                                                    Exhibit 2



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                CERTIFICATE OF THE DESIGNATIONS, VOTING POWERS,
             PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND
              OTHER SPECIAL RIGHTS AND QUALIFICATIONS, LIMITATIONS
                OR RESTRICTIONS OF SERIESC CONVERTIBLE PREFERRED
                      STOCK OF ALL-COMM MEDIA CORPORATION
                         ("Certificate of Designation")

         The undersigned hereby certifies that he is duly elected and acting President and Secretary of ALL-COMM MEDIA CORPORATION, a Nevada corporation (the "Company"), and pursuant to Nev. Rev.
Stat Section 78.1955, DOES HEREBY CERTIFY:

         That, pursuant to the authority conferred upon the Board of Directors of the Company by Article VI of the Amended and Restated Articles of Incorporation (the "Articles"), the Board of Directors of the Company by unanimous written consent, adopted the following resolution creating a series of Preferred Stock designated as Series C Convertible Preferred Stock:

RESOLVED that the designation of the above referenced stock shall be:

                  SERIES C CONVERTIBLE PREFERRED STOCK

         1. The shares of such series shall be designated as "Series C Convertible Preferred Stock" (the "Preferred Stock") and the number of shares constituting the preferred Stock shall be 2,000. The holders of the Preferred Stock in preference to the holders of Junior Stock (as hereinafter defined) shall be entitled to receive a dividend payable only upon redemption or credited against conversion which shall accrue at the rate of $40.00 [8%] per annum per share (pro rated for any portion thereof) from and after June 7, 1996. A separate agreement provides for the filing by the Company of a registration statement for the sale of the shares issuable on conversion of the Preferred Stock. Notwithstanding anything to the contrary set forth herein, if the registration statement is not effective by October 7, 1996, then, in addition to the holders' other remedies:

         a) the dividend rate under the Preferred Stock shall be increased to 24% per annum (or, if less, the highest rate permitted by law) until the registration statement is declared effective, and

         b) at holders' option, the Preferred Stock shall not be redeemed by the Company and shall remain convertible and accrue dividends, until such date as is designated by Subscriber but not later than 180 days after the effectiveness of the registration statement.

         2. The Preferred stock shall be preferred as to assets over the Junior Stock so that, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the


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Company, the holders of Preferred Stock shall be entitled to have set apart for the holders of Junior stock, an amount in cash equal to, and in no event more than, $500 per share of Preferred Stock, plus all accrued and unpaid dividends thereon. If, upon such liquidation, dissolution or winding-up of the Company, the assets of the Company available for distribution to the holders of its stock be insufficient to permit the distribution in full of the amounts receivable as aforesaid by the holders of Preferred Stock, then all such assets of the Company shall be distributed ratably among the holders of Preferred
Stock in proportion to the amounts which each would have been entitled to receive if such assets were sufficient to permit distribution in full as aforesaid. Neither the consolidation nor merger of the Company nor the sale, lease or transfer by the Company of all or any part of its assets shall be deemed to be a liquidation, dissolution or winding-up of the Company for the purposes of this paragraph.

         3. The Company shall be obligated to redeem all of the Preferred Stock on June 7, 1998 to the extent that the Preferred Stock has not theretofore been converted under Section 4. The Preferred Stock shall automatically be deemed converted under Section 4 on June 7, 1998 unless the registration statement referred to below has not theretofore been declared effective, or unless the Company's common stock is not then trading on NASDAQ. The redemption price shall be payable in cash and shall be equal to $500 per share, plus al accrued and unpaid dividends thereon. The registration statement means the registration statement which the Company is required by separate agreement to file in respect of the shares of common stock issuable on conversion of the Preferred Stock.

         4. The holder shall have the right at any time prior to maturity, in its sole discretion, to convert first then outstanding accrued dividends and then the Preferred Stock, in whole or in part, into a number of shares (the "Conversion Shares") of the Company"s common stock (the "Common Stock") equal to the amount of dividends and redemption value converted divided by the Conversion Price. The Conversion Price means a price per share equal to $6.00 per share. In the event that the holder elects to exercise its conversion rights hereunder, it shall give to the Company written notice of such election and shall surrender his Preferred Stock to the Company for cancellation. The Company shall at all times reserve and keep available out of its authorized and unissued common stock, solely for issuance upon the conversion of the Preferred Stock as herein provided, such number of shares of common stock as shall from time to time be issuable upon the conversion of the Preferred Stock. The Preferred Stock shall be convertible only to the extent that authorized but unissued shares of Common Stock of the Company are available for such conversion.


         In case the Company shall issue common stock as a dividend upon common stock or in payment of a dividend thereon, shall


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subdivide the number of outstanding shares of its common stock into greater number of shares, the number of outstanding shares of its common stock into a lesser number of shares, the number of Conversion Shares to which the holder is entitled to receive shall be adjusted, effective at the close of business on the date such shares of common stock are to be issued, so that the Conversion Shares shall be equal to the product obtained by multiplying the Conversion Shares in effect immediately prior to the close of business on such date by a fraction, the denominator of which shall be the number of shares of common stock outstanding immediately prior to such dividend, subdivision, or contraction, and the numerator of which shall be the number of shares of common stock outstanding immediately after such dividend, subdivision or contraction. If any capital reorganization or reclassification of the common stock, or consolidation, or merger of the Company with or into another corporation, or the sale or conveyance of all substantially all of its assets to another corporation shall be effected, then, as a condition precedent of such reorganization or sale, the following provision shall be made: The holder of the Preferred Stock shall form and after the date of such reorganization or sale have the right to receive (in lieu of the shares of common stock of the Company immediately theretofore receivable with respect to such Preferred Stock, upon the exercise of conversion rights), such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the number of outstanding shares of such common stock immediately thertofore receivable with respect to such Preferred Stock. In any such case, appropriate provision shall be made with respect to the rights and interests of the holders to the end that such conversion rights (including, without limitation, provisions for appropriate adjustments) shall thereafter be applicable, as nearby as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof.

         5. The holders of the Preferred Stock shall have no voting rights except as expressly provided by law.

         6. The term "Junior Stock" shall mean the Common Stock and those series of Preferred Stock which, by the terms of the Certificate of Incorporation or of the Instrument by which the Board of Directors, acting pursuant to authority granted in the Certificate of Incorporation, shall designate the special rights and limitations of each such class and series of stock and series of Preferred Stock, shall be subordinate to the Preferred Stock in respect of the right of the holders thereof to receive dividends or to participate in the assets of the Company distribute to stockholders upon any liquidation, dissolution or winding-up of the Company.

         7. Subject to the immediately proceeding provisions of this Certificate of Designation, the Board of Directors of the Company may amend the powers preferences and relative,



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participating, optional and other special rights of the Preferred Stock as provided herein without vote of the shareholders.

         IN WITNESS WHEROF, the Corporation has caused this Certificate to be duly executed in its corporate name on this 10th day of September 1996.

                                            ALL-COMM MEDIA CORPORATION


                                            BY____/s/_______________________
                                              Name: E. William Savage
                                              Title:   President and Secretary

State of California
County of Los Angeles

         This instrument was acknowledges before me on September 10, 1996 be E. William Savage, as President and Secretary of ALL-COMM MEDIA CORPORATION.

                           ___/s/___________________
                                            Notary Public